Exhibit 10.51

SEPARATION AGREEMENT, RELEASE AND WAIVER

This Separation Agreement, Release and Waiver (the “Agreement”) is made as of the 24th day of April, 2013, by and between Louis M. Dubin (“Employee”) and The St. Joe Company (the “Employer”).

WHEREAS, Employee has been employed by the Employer since June 11, 2012 most recently as Executive Vice President; and

WHEREAS, Employee and the Employer understand that the employment relationship is terminated on the date set forth below.

NOW, THEREFORE, Employee and the Employer desire, and by this Agreement intend:

To resolve and settle all existing and potential differences and disputes between them arising out of Employee’s employment and termination therefrom;

To release all claims that could be asserted arising from Employee’s employment or termination therefrom; and

To be legally bound, in consideration of the mutual promises set forth herein, by the following terms:

I.	TERMINATION OF EMPLOYMENT

Employee’s employment with the Employer shall terminate effective April 24, 2013 (“Termination Date”).

II.	BENEFITS

In consideration of Employee’s agreement to the terms herein and for other good and valuable consideration as recited herein, Employer and Employee agree as follows:

A.	Employer will pay to Employee $275,000, less applicable withholding in a lump sum payment, on the later of the end of the seven (7) day period referred to in Section VII or the first regularly scheduled payroll date following the Company’s receipt of the signed Agreement, following the date of termination. Employee shall also be paid regular wages through the Termination Date.

B.	Employee shall be eligible for continued participation in the Employer’s health plan as provided by law in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA) Public Law No. 99-972. Participation and coverage in the benefit plans not subject to COBRA provisions ceases on the Termination Date. Employer will pay Employee’s COBRA contribution from the Employee’s Termination Date through October 31, 2013 provided Employee completes and returns to Employer’s COBRA administrator an election form that will be mailed to Employee in the weeks following Employee’s Termination Date.

C.	Employer will waive any and all relocation monies, tuition reimbursement or any other monies that may be due Employer, if any, pursuant to any separate agreement or separate arrangement between the parties.

D.	Employee agrees to be reasonably available to answer work-related questions from Employer for a period of six (6) months after the Termination Date. This availability is not intended to be onerous, demanding of the Employee’s time, or to interfere with Employee’s duties at his/her next position.

III.	CONFIDENTIALITY, NON-DISPARAGEMENT AND LITIGATION

A.

From and after the date hereof, Employee agrees that all confidential information regarding the Employer learned, observed or obtained by Employee, whether before or after the date hereof, including but not limited to information regarding Employer’s business, operations, products, services, plans, strategies, facilities, financial information, condition or projections, transactions and potential transactions, construction, pricing, designs, processes, directors, officers, shareholders, employees, customers, vendors, partners, agents, marketing and development plans, and research, will be held and treated by Employee as strictly confidential and will not, without the prior written consent of Employer, be disclosed or otherwise used by Employee in any manner, in whole or in part, except as may be required pursuant to court order after reasonable advance notice to the Employer.

B.	The nature and terms of this Agreement are strictly confidential and Employee agrees not to disclose the terms of the Agreement without the prior written consent of the Employer, except (i) to any person in Employee’s immediate family or household, (ii) to any counsel or financial advisor, (iii) as necessary in any legal proceedings in accordance with the terms and conditions of this Agreement, (iv) to prepare and file income tax forms, or (v) pursuant to court order after reasonable advance notice to the Employer. Similarly, the Employer agrees not to disclose the nature and terms of this Agreement, except as is necessary to obtain approval of it, to inform employees, attorneys, accountants and officials with a “need to know,” in any relevant legal proceedings, in any public reporting documents (to the extent required by law, rule or regulation), and to prepare proper documentation in tax, legal, accounting and claim records.

C.	From and after the date hereof, except as may be compelled by a court of law, Employee shall take no action (including, without limitation, the making of any oral or written statement) which could be perceived, interpreted or understood as reflecting negatively on, or which could otherwise damage or impugn the Employer’s reputation or business. This obligation of Employee also extends to those individuals who were directors, officers, employees, customers, vendors, partners or agents of the Employer up to and including the Termination Date. Employer shall take no action to damage or impugn the reputation of Employee and shall give a neutral recommendation to any third party employment inquiries.

D.	Employee understands and acknowledges that the confidentiality and non-disparagement provisions set forth in paragraphs A, B and C of this Section III constitute an essential and material part of this Agreement, and that the Company would not enter into this Agreement without Employee’s promise to maintain these obligations. Employee further acknowledges Employee shall be liable in damages for any breach of these paragraphs by Employee or by any person to whom information has been disclosed as permitted under this Agreement. In addition, Employee also agrees any violation of these paragraphs and their confidentiality and non-disparagement requirements would damage Employer in an amount that would be extremely difficult to ascertain. Accordingly, should Employee violate paragraphs A, B or C of this Section III, Employee shall be liable for liquidated damages in the amount of $50,000.00, which Employee and Employer agree is a reasonable forecast and their best estimate of the actual damages resulting from such a breach and not a penalty.

E.	Employee represents that Employee has not and does not intend to participate in or file against Employer or any Employer subsidiary or affiliate any action, cause of action, lawsuit or proceeding, and that Employee understands that the Employer has reasonably relied on the representations in this paragraph in agreeing to perform those obligations set forth in Section II of this Agreement and further agrees that this Agreement may be pleaded as a bar to any such action, cause of action, lawsuit or proceeding. Employee also promises and agrees that he will not voluntarily lend his support to or participate in any action, cause of action, claim, investigation, lawsuit or proceeding adverse to or brought against the Employer or any Employer affiliate or subsidiary by any third party, and will not communicate in any way with the media with respect to any such claim or action (other than to respond that he has “no comment”). Notwithstanding the above representations, the parties acknowledge that Employee has a legal obligation to respond to any lawfully issued subpoena by a court or administrative agency, and as long as the subpoena was not in any way solicited by him as a way to circumvent his obligations hereunder, his offering of truthful testimony under oath in response to such a lawfully issued subpoena will not be considered a violation of this provision. Employee agrees to notify Employer of any subpoena received by Employee prior to participation in any such matter.

IV.	COMPLETE RELEASE

To the maximum extent allowable under the law, Employee, for Employee and Employee’s predecessors, successors, assigns, and heirs, hereby agrees to discharge and release the Employer and, as applicable, each of its direct and indirect parent, subsidiary or affiliated corporations, organizations, representatives, its present or former owners, employees and partners, shareholders, insurers, successors, assigns, clients and counsel from all claims or demands Employee may have based on

Employee’s employment with the Employer or the termination of that employment. This includes a release of any rights or claims Employee may have based on any facts or events, whether known or unknown by the Employee, that occurred on or before the effective date of this Agreement, or events that are contemplated by this Agreement.

Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination, harassment or retaliation, either as a result of Employee’s employment or otherwise, arising under the following laws, and all amendments to these laws: Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Florida Civil Rights Act, the Florida Worker’s Compensation Act, the Florida Constitution, and any other federal, state or local statute, rule or regulation, as well as all claims, whether in tort, including wrongful discharge, negligent or intentional infliction of emotional distress, or in contract, including breach of an expressed or implied contract or covenant of good faith and fair dealing, or any other unlawful behavior, the existence of which is denied by the Employer, which Employee has ever had, has now, or may have against the Employer, as of and including the date of this Agreement. Employee further agrees that Employee will not institute any claim for damages by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against the Employer. Employee also waives the right to monetary damages or other legal or equitable relief awarded by a governmental agency related to such claim. Notwithstanding the generality of the foregoing, this release does not extend to any claims for unemployment compensation.

V.	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

If Employee is over the age of 40, Employee confirms that Employee has been given (a) twenty-one (21) days; or (b) the amount of time required under existing law, whichever is greater, to review and consider this Agreement before signing it. If Employee is under age 40, they have twenty-one (21) days to review and consider agreement. Employee understands that Employee may use as much or as little of this period as Employee wishes prior to signing.

VI.	ENCOURAGEMENT TO CONSULT WITH AN ATTORNEY

Employee is encouraged, at Employee’s own expense, to consult with an attorney before signing this Agreement.

VII.	EMPLOYEE’S RIGHT TO REVOKE AGREEMENT

If this Agreement is signed by Employee and returned to the Employer within the time specified in Section V, Employee may revoke this Agreement within seven (7) calendar days of the date of the Employee’s signature. Revocation can be made by delivering a written notice of revocation to the Employer, attention Rhea Goff. For this revocation to be effective, written notice must be received no later than close of business on the seventh (7th) calendar day (or the next business day thereafter if such day falls on a Saturday, Sunday or Employer holiday) after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the payments described in Section II.

VIII.	TAXES

Employee is responsible for any tax liability associated with payments provided under this Agreement. The Employer has the right to withhold taxes from such payments to the extent required by law.

IX.	RETURN OF EMPLOYER PROPERTY; BUSINESS EXPENSES

On or before the Termination Date, Employee will return to the Employer all Employer property, including, but not limited to, keys, credit cards, badges, files, records, equipment, computer access codes, computer programs, instruction manuals, documents, business plans, financial projections and other property which he/she received or prepared or helped to prepare in connection with his/her employment with the Employer, and also agrees to assign to the Employer all right, title and interest in such property. Employee shall cooperate with any reasonable request of the Employer to perfect the Employer’s right, title and interest in such property.

Employee agrees that on or before the Termination Date (1) he/she will submit all requests for business expense reimbursements, and (2) he/she has paid or will pay all balances on his/her corporate credit card. Employee agrees that he/she will not make any additional business expenditures on the Employer’s behalf after the time he/she was given notice of termination except as required to complete Employee’s employment responsibilities in the ordinary course of business prior to the Termination Date.

X.	SEVERABILITY AND JUDICIAL RESTATEMENT

Employee and the Employer agree that the provisions of this Agreement are severable and divisible. In the event any portion of this Agreement is determined to be illegal or unenforceable, the remaining provision of this Agreement shall remain in full force and effect.

XI.	MISCELLANEOUS

This is the entire Agreement between Employee and Employer.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws thereunder.

The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Nothing contained in this Agreement is intended to be, or shall be construed to be, an admission of any liability by any party or an admission of the existence of any facts upon which liability could be based.

Employee acknowledges and represents that Employee has voluntarily executed this Agreement.

The parties agree to indemnify one another for any costs, losses, damages, or expenses, including attorney’s fees, which arise from the breach of this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS INCLUDING THOSE PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, AND OTHER LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS ENTERING INTO IT VOLUNTARILY.

THE ST. JOE COMPANY

Date:	4/25/13	By:	/s/ Rhea Goff
Rhea Goff
Chief Administrative Officer

Date:	4/25/13		/s/ Louis M. Dublin
Louis M. Dubin